Exhibit 99

Analyst Contact:	Media Contact:
Jonathan Peisner	Julie Vincent
(317) 249-4390	(317) 249-4233
jpeisner@adesa.com	jvincent@adesa.com

ADESA, Inc. Reports Second Quarter 2006 Results

Second Quarter Highlights

• Revenues grew 12% at Auction Services Group, as vehicles entered into auction hit all-time record
• Weak retail used vehicle market adversely affected conversion rates
• Realized double-digit revenue and profit growth at Dealer Services Group

Carmel, IN, July 27, 2006—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its financial results for the quarter ended June 30, 2006.  For the second quarter of 2006, the company reported net income of $36.1 million, or $0.40 per share, on revenues of $275.9 million. This compares to net income of $35.9 million, or $0.40 per share, on revenues of $246.5 million for the second quarter of 2005.   Results for the second quarter of 2006 included approximately $0.8 million of pre-tax, incremental stock-based compensation, or nearly $0.01 per diluted share.

“I am extremely pleased with the performance of our Dealer Services Group, which continued its trend of double-digit top and bottom line growth in the quarter,” stated David Gartzke, ADESA Chairman and CEO.  “This was, however, a similar quarter to the first quarter for our Auction Services Group, as the continuing soft retail used vehicle market suppressed conversion rates, adversely affecting our operating results.”

Gartzke continued, “From a longer-term perspective, we’re seeing a number of encouraging signs, including strong increases in the number of used vehicles coming to auction and increasing lease penetration rates.  As used vehicle prices moderate and consumer demand picks up, we should see tangible benefits of the additional vehicles coming to auction in our operating results.  In addition, during the second quarter we implemented several important management and operational changes that will continue to better align our people and our operations with our strategic initiatives to grow and improve the company.  These actions, together with the strong underlying fundamentals of our business, should serve us well in the years ahead.”

Quarterly Consolidated Results

For the second quarter of 2006, the company reported that revenues increased to $275.9 million, compared with $246.5 million in the second quarter of 2005.  The $29.4 million increase in revenues was the result of higher auction ancillary services revenue, benefits from recent acquisitions, selective fee increases - driven in part by higher average wholesale used vehicle prices, and favorable Canadian currency translation.

Net income for the second quarter of 2006 was $36.1 million, or $0.40 per share, compared with net income of $35.9 million, or $0.40 per share, in the second quarter of 2005.

Quarterly Segment Results

Auction Services Group (ASG) revenue increased from $214.3 million to $239.7 million in the second quarter of 2006. Revenue per vehicle sold for the ASG segment increased to $478 compared with $434 for the same quarter in 2005.  The $25.4 million increase in ASG revenues was due to an increase in auction ancillary services revenue - caused by a significantly higher volume of used vehicles entered into auction, selective fee increases - driven in part by higher average wholesale used vehicle prices, benefits from the company’s recent acquisitions and the impact of favorable Canadian currency translation. For the second quarter of 2006, ASG operating profit declined $2.9 million to $47.0 million, due primarily to the impact of a significant decline in conversion rates and increased costs for handling an additional 52,000 used vehicles entered into auction.

Dealer Services Group (DSG) revenue increased from $32.2 million to $36.2 million in the second quarter of 2006.  The $4.0 million increase in revenue was driven by a 5.5 percent increase in loan transactions, benefits from both higher interest rates and average values of used vehicles being floored and an increase in average portfolio duration.  DSG’s operating profit increased $2.3 million to $22.0 million, compared with $19.7 million in 2005, reflecting the fact that increased operating revenues more than offset higher operating expenses associated with processing more transactions.

Year-to-Date Consolidated Results

For the six months ended June 30, 2006, the company reported revenue of $561.5 million and net income of $72.4 million, or $0.80 per diluted share, compared with revenue of $489.2 million and net income of $70.9 million, or $0.78 per diluted share for 2005.

2006 Outlook

As discussed on the company’s May, 2006 earnings conference call, ADESA continues to expect 2006 diluted earnings per share from continuing operations to be approximately $1.47 to $1.55.

ADESA provides earnings guidance on a continuing operations basis because management believes that this presentation provides useful information to investors to assist them in evaluating the company’s results period over period.  Guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate future items such as corporate development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 39 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.

Earnings Webcast Information

As previously announced, ADESA will conduct a live webcast,  tomorrow, Friday, July 28, at 9:00 a.m. Eastern Daylight Time. The live webcast of the conference call will be accessible through ADESA’s Web site at www.adesainc.com. The company recommends that users go to the program at least 10 minutes prior to its start to ensure a connection. The telephonic replay will be archived on the ADESA Web site through Friday, August 11, 2006.

The call will be hosted by ADESA’s Chairman and Chief Executive Officer, David Gartzke, President and Chief Operating Officer, A. R. Sales, and Interim Chief Financial Officer, Tim Clayton.

Quarterly segment income statements, including statistical information, for 2006, 2005, 2004, 2003 and 2002 can be found at the company’s Web site www.adesainc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements, including statements regarding anticipated financial results,  the company’s 2006 outlook, volume increases and the company’s ability to capitalize on increasing volumes, are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors including:  trends in new and retail used vehicle sales and incentives, including wholesale used vehicle pricing; economic conditions, including fuel prices; weather, Canadian exchange rate and interest rate fluctuations; competition, litigation developments, trends in the vehicle remarketing industry; corporate development activities, including acquisitions; investments in technology, general business conditions, vehicle production and the other risk factors described in the company’s Annual Report on Form 10-K, and other risks described from time to time in the company’s filings with the Securities and Exchange Commission.  Many of these risk factors are outside of the company’s control, and as such, they involve risks that are not currently known to the company that could cause actual results to differ materially from those discussed or implied herein.  The forward-looking statements in this document are made as of the date hereof and the company does not undertake to update its forward-looking statements.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005

Operating revenues
Auction services group	$239.7	$214.3
Dealer services group	36.2	32.2
Total operating revenues	275.9	246.5

Operating expenses
Cost of services (exclusive of depreciation & amortization)	137.7	115.1
Selling, general and administrative	63.8	56.1
Depreciation and amortization	11.0	10.0
Total operating expenses	212.5	181.2

Operating profit	63.4	65.3

Interest expense	7.1	8.5
Other income, net	(1.8)	(2.3)

Income from continuing operations before income taxes	58.1	59.1

Income taxes	21.9	23.0

Income from continuing operations	$36.2	$36.1

Loss from discontinued operations, net of income taxes	(0.1)	(0.2)

Net income	$36.1	$35.9

Earnings per share—basic
Income from continuing operations	$0.40	$0.40
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.40	$0.40

Earnings per share—diluted
Income from continuing operations	$0.40	$0.40
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.40	$0.40

Weighted average shares outstanding:
Basic	89.86	89.69
Diluted	90.21	90.14

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Operating revenues
Auction services group	$490.1	$428.0
Dealer services group	71.4	61.2
Total operating revenues	561.5	489.2

Operating expenses
Cost of services (exclusive of depreciation & amortization)	281.9	229.6
Selling, general and administrative	130.7	110.9
Depreciation and amortization	21.8	19.2
Total operating expenses	434.4	359.7

Operating profit	127.1	129.5

Interest expense	14.1	16.6
Other income, net	(3.5)	(3.8)

Income from continuing operations before income taxes	116.5	116.7

Income taxes	44.0	45.5

Income from continuing operations	$72.5	$71.2

Loss from discontinued operations, net of income taxes	(0.1)	(0.3)

Net income	$72.4	$70.9

Earnings per share—basic
Income from continuing operations	$0.81	$0.79
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.81	$0.79

Earnings per share—diluted
Income from continuing operations	$0.80	$0.78
Loss from discontinued operations, net of income taxes	—	—
Net income	$0.80	$0.78

Weighted average shares outstanding:
Basic	89.81	90.19
Diluted	90.23	90.67

ADESA, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	June 30, 2006 (unaudited)	December 31, 2005

Cash and cash equivalents	$217.1	$245.9
Trade receivables, net	248.7	188.6
Finance receivables, net	247.7	196.7
Retained interests in finance receivables sold	63.6	56.8
Other current assets	35.3	36.1

Total current assets	812.4	724.1

Goodwill	547.3	532.6
Intangible and other assets	111.1	92.9
Property and equipment, net	605.6	595.9

Total assets	$2,076.4	$1,945.5

Current liabilities, excluding current maturities of debt	$419.2	$352.1
Current maturities of debt	70.0	70.0

Total current liabilities	489.2	422.1

Long-term debt	347.5	362.5
Other non-current liabilities	71.4	71.0
Stockholders’ equity	1,168.3	1,089.9

Total liabilities and equity	$2,076.4	$1,945.5